AMENDED SCHEDULE A

TO THE INVESTMENT ADVISORY AGREEMENT

DATED SEPTEMBER 7, 2004

EFFECTIVE NOVEMBER 19, 2007

The Investment Advisory Agreement dated September 7, 2004 between Old Mutual Advisor Funds and Old Mutual Capital, Inc. (the "Agreement") is hereby amended by replacing Schedule A in its entirety with the following:

Pursuant to Section 5 of this Agreement, each Portfolio shall pay the Adviser, at the end of each calendar month, compensation computed daily at the annual rate of the Portfolio's average daily net assets based on the following schedule.

Fund	Fee	Asset Level

Asset Allocation Balanced Portfolio	0.200% 0.175% 0.150% 0.125%	Less than $1 billion $1 billion to less than $2 billion $2 billion to less than $3 billion $3 billion or greater
Asset Allocation Conservative Portfolio	0.200% 0.175% 0.150% 0.125%	Less than $1 billion $1 billion to less than $2 billion $2 billion to less than $3 billion $3 billion or greater
Asset Allocation Growth Portfolio	0.250% 0.225% 0.200% 0.175%	Less than $1 billion $1 billion to less than $2 billion $2 billion to less than $3 billion $3 billion or greater
Asset Allocation Moderate Growth Portfolio	0.250% 0.225% 0.200% 0.175%	Less than $1 billion $1 billion to less than $2 billion $2 billion to less than $3 billion $3 billion or greater
Copper Rock Emerging Growth Fund	0.90%
Analytic Defensive Equity Fund	0.95%

Old Mutual Advisor Funds	Old Mutual Capital, Inc.

By: /s/ Julian F. Sluyters	By: /s/ Mark E. Black

Name: Julian F. Sluyters	Name: Mark E. Black
Title: President	Title: Chief Financial Officer
Date: 11-19-07	Date: 11-19-07